Exhibit 10.3

Employment Contract for Steven Fu (Foo Peng Mun)

Employer (Party A): Hebron Technology Co., Ltd.

CEO: Anyuan Sun

Employee (Party B): Steven Fu, male; Singapore; 42 years old

According to People’s Republic of China Company Law and Labor Contract Law, Party A’s Articles of Association and other internal management documents and other laws and regulations, Party A and Party B agree upon hiring Party B as part time CFO of Hebron Technology Co., Ltd. and sign this contract.

I.	Title

According to needs of work and Party B’s intention, Party A decides that Party B’s title is CFO of Hebron Technology Co., Ltd. public company.

II.	Contract period and work time

1.	One year, from 2015-01-01 to 2015-12-31.

2.	Work Time: Party B’s specific work time is arranged according to Party A’s schedule. Average on duty time shall not be less than 21 days every three months. If Party B works less than 21 days every three months on average without Party A’s consent, Party A can deduct Party B’s salary accordingly, and terminate this contract in advance.

III.	Work location

Party B works in Wenzhou. It could be adjusted according to actual work upon agreement of both parties.

IV.	Duties

1.	Coordinate and manage the outside consulting firm’s work during the IPO;

2.	Make the company operation and management standardized and professional; routine work of specialized function after IPO; locate and enforce company strategy development; manage M&A and other special projects, and so on;

3.	Be responsible for communication and contact between Party A (and relevant parties) and QMIS Finance Group, underwriter in the U.S., NASDAQ securities regulator and other organizations, and ensure that these organizations can get contact at any time;

4.	Fully cooperate with information disclosure matters related to Party A’s IPO, urge company and relevant parties to fulfill disclosure obligations legally, and go through timely reports and temporary reports to U.S. securities governmental agencies;

5.	Coordinate the relationship between Part A and investors, including road show, catering investors’ visits, answering questions of investors, and providing disclosed documents to investors;

6.	As the finance contact between Party A and U.S. securities regulators, be responsible for organizing and preparing documents required by relevant organizations, answer inquires of U.S. SEC and other organizations, and receive relevant tasks by them and finish accordingly;

7.	Be responsible for confidentiality work related to Party A’s information disclosure, formulate confidentiality measures, urge all members of company board and relevant insiders keep information confidential before it is disclosed, and take remedies and report to U.S. SEC when the inside information is disclosed;

8.	Assist directors, CEO and officers know relevant laws, legislations, regulations, other requirements of U.S. securities exchange and company articles of association, and the their responsibilities set by IPO agreement;

9.	When Party B is not on duty, temporary work matters of Part A, Party A and Party B can keep communications by phone calls, emails and other ways, and Party B shall cooperate with Party A to resolve all matters related to Party B’s job duties; and

10.	Other work which should be accomplished by the chief financial officer.

V.	Work rules and confidentiality requirements

1.	Shall not receive bribery by his power or seek other illegal compensation;

2.	Party B shall not disclose or transfer Party A’s secrets (including technology secrets and commercial secrets) without authorization;

3.	Obey other rules or regulations that Party B shall obey according to his duties; and

4.	Other matters are carried out by Non-Disclosure Agreement signed by both parties.

VI.	Compensation

1.	During the period of this contract, Party A shall pay Party B by monthly salary of $8,333 of last month before 30th of every month, with annual salary of $100,000. The above mentioned salary has included bonus, benefits, non-disclosure fees and so on.

2.	As a senior officer of Party A, if Party B does not resign, or is not fired by Party A due to violation of law or regulations and so on, Party A will award him stock options of 60,000 shares. All the stock options shall be restricted for three years after Party A is public. In addition, Party B shall not sell his stock options more than 20% in first year, 30% in second year, and 50% in third year.

VII.	Social insurance and benefits

1.	Following the related national and local social insurance law, Party A shall pay social insurance fee on behalf of Party B; as to the individual payment part for the social insurance, Party A shall deduct form Party B’s salary. If Party B’s original employer has paid social insurance, Party A does not need to pay this insurance for Party B.

2.	Party A provides accommodation of working location.

3.	Party B’s commute fees and accommodation fees are responsible by Party A. If Party A assigns Party B to have a business trip due to Party A’s work needs, the travel expenses are addressed in accordance with Party A’s standards.

VIII.	Representations and warranties

1.	Party A represents and warrants to Party B as following:

1)	Is a legally established company in good standing;

2)	Has authority to conduct actions required by this contract, and has adopted all necessary company actions to authorize signing and execution of this contract;

3)	This contract constitutes binding obligations since the signature date.

2.	Party B represents and warrants to Party A as following:

1)	Ensures the truth of all the personal materials provided by him;

2)	Cannot use power to seek personal interests;

3)	Cannot sign contract or engage transaction with self or related party in the name of company without consent of shareholders’ meeting and board of directors;

4)	Cannot operate by self or for others same business as company or conduct actions which harm the company’s interest;

5)	Cannot use company assets to provide guarantee for personal debt of shareholders of this company or other individuals;

6)	Cannot engage other actions which violate legal requirements;

7)	He has the capability to sign this contract and ability to fulfill contractual obligations; the action to sign this contract with Party A will not cause Party A to assume any responsibility of third party;

8)	This contract constitutes binding obligations since the signature date;

9)	Since the signature date of this contract, Party B has not employment relationship with any other employer or other legal obstacles which affect Party B to work for Party A.

IX.	Change, revision and discharge of the contract

1.	Party A and Party B can discharge this contract upon mutual agreement, but shall notify the other party by written notice 30 days in advance; if party B needs to discharge this contract due to objective reason, shall notify Party A by written notice 30 days in advance. Party A shall respond within 30 days after receiving written notice, and discharge this contract with Party B who is in compliance.

2.	After both parties discharge this contract, Party B shall go through work handover procedures in accordance with rules. Party A shall issue certificate of contract discharge or termination and go through relevant procedures.

3.	If Party B is laid off by Party A, Party B will get following lay-off compensation: a) one month salary b) annual bonus based on the on duty time within one year. However, if Party B resigns or is fired by Party A due to violation of laws and regulations, he cannot get aforementioned lay-off compensation.

X.	Procedures of employment termination

No matter the performance of this contract is terminated due to which aforementioned reason, Party B shall perform termination procedures in accordance with Party A’s rules and regulations.

Party A has right to audit Party B’s work at Party A after the contract is terminated or discharged. Party B can only go through termination procedure after the audit finds his work qualified. If the work is not qualified as audited and is Party B’s responsibility, Party B shall assume liability for breach of contract in accordance with this contract’s provisions.

XI.	Dispute resolution

If Party A and Party B has labor dispute regarding performance of this contract, both parties shall negotiate. If the negotiate is not successful, any party can apply for arbitration to the Labor Dispute Arbitration Committee at the location where this contract is signed. If any party is not satisfied with the arbitration decision, he can file suit at the court where this contract is signed.

XII.	Others

As the amendment of this contract, the Non-Disclosure Agreement of Party A has the same effect. In addition, Party B’s confidentiality obligation is effective without definite terms, and will not terminate upon termination of this contract.

XIII.	Effectiveness of this contract

This contract becomes effective after Party A and Party B sign and seal. This contract is in duplicate. Party A and Party B each have one copy with same legal effect.

Party A: /s/ Hebron Technology Co., Ltd.

Party B: /s/ Steven Fu

The contract was signed on 2015-01-01.